UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 27, 2016

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael J. Tschiderer, Chief Financial Officer

On March 27, 2016, Michael J. Tschiderer assumed the role of Chief Financial Officer of Transcat, Inc. (“Transcat” or the “Company”).

Mr. Tschiderer, age 56, joined the Company in December 2015 as Vice President of Finance and brings more than 30 years of financial experience to Transcat. Prior to joining the Company, Mr. Tschiderer served as Global Controller of Lanzatech, Inc., a start-up carbon-recycling company, which he joined in September 2014. From February 2014 to September 2014, Mr. Tschiderer was an independent consultant. From March 2011 to February 2014, he served as Vice President, Global Controller and Treasurer of GXS Worldwide, Inc., a global cloud integration and software company, where he led a team of more than 125 employees in 15 countries. Prior to that, from April 2009 to February 2011, Mr. Tschiderer served as Vice President and Corporate Secretary of Infinia Corporation, a development stage solar technology manufacturing company, after providing consulting services to Infinia from August 2008 to April 2009. Mr. Tschiderer has experience as a certified public accountant and holds a Bachelor of Business Administration from St. Bonaventure University.

There was no arrangement or understanding between Mr. Tschiderer and any other person with respect to his appointment as Chief Financial Officer, and there is no family relationship between him and any director or executive officer of the Company. Since March 29, 2015, there have been no transactions, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a participant in which Mr. Tschiderer, or any member of his immediate family, had, or will have, a direct or indirect material interest. Transcat and Mr. Tschiderer are not parties to an employment agreement.

Mr. Tschiderer’s annual base salary as Chief Financial Officer is $215,000 and his target performance-based cash incentive award amount as a percentage of base salary under the Company’s performance incentive plan is 45%. Payment of performance-based cash incentive awards is based on the successful achievement of pre-established corporate and individual performance goals. The Company’s performance incentive plan, which is an annual cash incentive program designed to compensate key management members, is described under the heading “Performance Incentive Plan” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 23, 2015. Such description is incorporated herein by reference. Mr. Tschiderer’s performance-based cash incentive award amount will be based equally on the achievement of individual performance objectives and corporate financial objectives set by the board of directors.

Mr. Tschiderer is eligible for long-term performance-based incentive compensation awards as described under the heading “Long-Term Cash and Equity Incentive Compensation” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 23, 2015. Such description is incorporated herein by reference.

Mr. Tschiderer is subject to the Company’s stock ownership objectives for executive officers and is eligible to participate in and/or receive benefits under the Company’s non-qualified deferred compensation program, 401(k) plan, health and welfare plans, including medical, dental and long-term care plans, executive life insurance, short-term disability insurance, and the post-retirement plan for officers.

Scott D. Deverell, Principal Accounting Officer

Effective March 27, 2016, Scott D. Deverell, the Company’s Corporate Controller, assumed the role of Principal Accounting Officer.

Mr. Deverell, age 50, brings more than 20 years of experience in financial executive positions in a variety of industries to Transcat. Prior to joining the Company in February 2016, Mr. Deverell served as Vice President of Finance and Administration for Sydor Instruments, a comprehensive diagnostics solution provider, which he joined in April 2015. From 2009 to 2014, Mr. Deverell served as Division President for Stewart Title Insurance Company, a title insurance underwriter. From 2006 to 2008, Mr. Deverell served as Chief Financial Officer for Monroe Title Insurance Corporation, a subsidiary of Stewart Title. Mr. Deverell has experience as a certified public accountant and holds an MBA from the Rochester Institute of Technology and a Bachelor of Science in accounting from the State University of New York at Geneseo.

There was no arrangement or understanding between Mr. Deverell and any other person with respect to his appointment as Principal Accounting Officer, and there is no family relationship between him and any director or executive officer of the Company. Since March 29, 2015, there have been no transactions, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a participant in which Mr. Deverell, or any member of his immediate family, had, or will have, a direct or indirect material interest. Transcat and Mr. Deverell are not parties to an employment agreement.

Mr. Deverell’s annual base salary as Principal Accounting Officer is $155,000 and his target performance-based cash incentive award amount as a percentage of base salary under the Company’s performance incentive plan (as described above for Mr. Tschiderer) is 30%. Mr. Deverell’s performance-based cash incentive award amount will be based equally on the achievement of individual performance objectives and corporate financial objectives set by the board of directors. Mr. Deverell is also eligible for long-term performance-based incentive compensation awards as described above for Mr. Tschiderer.

Mr. Deverell is subject to certain stock ownership objectives and is eligible to participate in and/or receive benefits under the Company’s 401(k) plan, health and welfare plans, including medical and dental plans, and short-term disability insurance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated:	March 31, 2016	By:	/s/ Lee D. Rudow
Lee D. Rudow
President and Chief Executive Officer